Exhibit 99

DOMINION RESOURCES, INC.

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended March 31, 2011
(millions, except per share amounts)

Operating Revenue	$15,086

Operating Expenses	9,157

Income from operations	5,929

Other income	154

Interest and related charges	875

Income before income tax expense including noncontrolling interests	$5,208

Income tax expense	2,072

Net income including noncontrolling interests	3,136

Loss from discontinued operations (including income tax benefit of $9)	(6)

Noncontrolling interests	17

Net income attributable to Dominion	$3,113

Amounts attributable to Dominion:

Income from continuing operations	$3,119

Loss from discontinued operations	(6)

Net income attributable to Dominion	$3,113

Earnings Per Common Share – Basic
Income from continuing operations	$5.37
Loss from discontinued operations	(0.01)
Noncontrolling interests	(0.03)

Net income attributable to Dominion	$5.33

Earnings Per Common Share – Diluted
Income from continuing operations	$5.36
Loss from discontinued operations	(0.01)
Noncontrolling interests	(0.03)

Net income attributable to Dominion	$5.32

Exhibit 99

VIRGINIA ELECTRIC AND POWER COMPANY

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended March 31, 2011
(millions)

Operating Revenue	$7,238

Operating Expenses	5,340

Income from operations	1,898

Other income	114

Interest and related charges	351

Income before income tax expense	1,661

Income tax expense	626

Net Income	1,035

Preferred dividends	17

Balance available for common stock	$1,018